Exhibit 99.06

SoftNet Technology Retires $1,030,000 of Debt
Wednesday July 26, 9:38 am ET

CRANFORD, N.J., July 26, 2006 (PRIMEZONE) -- SoftNet Technology Corp. (OTC BB:STTC.OB - News) (German WKN No.: A0B7RZ) is pleased to announce that $1,030,000, plus accrued interest has been eliminated from SoftNet's balance sheet. This leaves approximately $400,000 of long term debt held by current CEO James M. Farinella.

The approximately $1 million of retired long term debt was converted into a total 5 million restricted shares of stock (one year restriction) and 20 million warrants convertible at $.035. These warrants will expire at 5 PM Eastern Standard Time, on April 30, 2007, if not exercised. There will be an additional one-year restriction from the time of conversion (if conversion does occur) on all warrants that are exercised and converted into Class A Common Shares. A complete reduction of all of the company's remaining long term debt is currently being negotiated.

On other corporate matters, David Facciani resigned from the Board of Directors effective June 30, 2006. A new addition to the Board is expected in the next few weeks. A qualified stock option plan is being discussed and is going to be instituted for the SoftNet employees and sales personnel as an incentive to continue to expand the sales and profitability of the Company.

Mr. James M. Farinella, CEO of SoftNet Technology, stated, ``We are very pleased to have retired this debt. We are really creating a fundamentally strong Company. Putting in place the proper corporate structure, combined with the great management team and sales force, is really positioning SoftNet for a very bright future.''

Please visit our website at http://www.softnettechnology.com for more information, or for Investor Relations, please contact the company directly at 866-898-4842 (local 908-204-9911) James M. Farinella, CEO.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by SoftNet Technology Corp. (STTC) may differ materially from these statements due to a number of factors. STTC assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

Contact:
                  SoftNet Technology Corp.
                  James M. Farinella
                  (866) 898-4842
                  (908) 204-9911
                  www.softnettechnology.com